Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Netskope, Inc. (“us,” “our,” or “we”) summarizes certain important terms of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws currently in effect. Because this description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and amended and restated investors' rights agreement, which are included as exhibits to the Form 10-K filed on March [__], 2026, and to the applicable provisions of Delaware law. We encourage you to read our amended and restated certificate of incorporation, amended and restated bylaws, amended and restated investors’ rights agreement, and the applicable provisions of the Delaware law carefully.

General

Our authorized capital stock consists of 4,900,000,000 shares of capital stock, $0.0001 par value per share, of which:

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3,000,000,000 shares are designated as Class A common stock;
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600,000,000 shares are designated as Class B common stock;
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1,000,000,000 shares are designated as Class C common stock; and
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300,000,000 shares are designated as preferred stock.

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of our Class A common stock. Until the Final Conversion Date (as defined below), subject to limited exceptions set forth in our amended and restated certificate of incorporation, any issuance of additional shares of Class B common stock requires the approval by the affirmative vote of the holders of two-thirds of the outstanding shares of our Class B common stock. After the Final Conversion Date, additional shares of Class B common stock may not be issued.

Common Stock

We have three series of authorized common stock designated as Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of our Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting and conversion.

Dividend Rights

Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of our Class A common stock, Class B common stock, and Class C common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

No Preemptive or Similar Rights

Our Class A common stock, Class B common stock, and Class C common stock are not entitled to preemptive rights, and are not subject to redemption or sinking fund provisions. Our Class A common stock is not subject to conversion provisions.

Voting Rights

Holders of our Class A common stock are entitled to one vote per share held as of the applicable record date on all matters submitted to a vote of the holders of our Class A common stock, holders of our Class B common stock are entitled to 20 votes per share held as of the applicable record date on all matters submitted to a vote of the holders of our Class B common stock, and holders of our Class C common stock are not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Delaware law could require holders of our Class A common stock, Class B common stock, or Class C common stock to vote as a separate series if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of such series of common stock in a manner that affected such shares adversely but does not so affect the entire class of common stock.

Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, except as otherwise required by law or our governing documents, the holders of a plurality of the voting power of the shares present in person or represented by proxy at a meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares cast affirmatively or negatively shall be the act of the stockholders, except as otherwise provided by law, our governing documents or the rules of the stock exchange on which our securities are listed. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the applicable record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, our governing documents or the rules of the stock exchange on which our securities are listed.

Under our amended and restated certificate of incorporation, approval of the holders of at least a majority of the outstanding shares of our Class A common stock, Class B common stock and Class C common stock, each voting as a separate series, is required in order for the Class A common stock, Class B common stock and Class C common stock to be treated differently with respect to, among other things, dividends, distributions and the consideration paid or distributed to stockholders in a change of control. In addition, until the Final Conversion Date, the prior affirmative vote of the holders of two-thirds of the outstanding shares of our Class B common stock will be required to:

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amend or repeal, or adopt any provision of the amended and restated certificate of incorporation inconsistent with, or otherwise alter, any provision of the amended and restated certificate of incorporation relating to the voting, conversion, or other rights, powers, preferences, or restrictions of the Class B common stock;
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reclassify any outstanding shares of Class A common stock or Class C common stock into shares having rights as to dividends or liquidation that are senior to the Class B common stock or, in the case of Class A common stock, the right to have more than one vote for each share thereof and, in the case of Class C common stock, the right to have any vote for any share thereof, except as required by law; or
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authorize, or issue any shares of, any class or series of our capital stock (other than Class B common stock) having the right to more than one vote for each share thereof.

Liquidation Rights

Subject to certain limited exceptions set forth in our amended and restated certificate of incorporation, in the event of a Liquidation Event (as defined in our amended and restated certificate of incorporation) in connection with which our board of directors has determined to effect a distribution of assets of the Company to any holder or holders of common stock, then, subject to the rights of any preferred stock that may then be outstanding, the assets legally available for distribution to stockholders (including after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock, if applicable) shall be distributed on an equal priority, pro rata basis to the holders of common stock, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, Class B common stock and Class C common stock, each voting separately as a series.

Conversion of Class B Common Stock

Each outstanding share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each outstanding share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain transfers exempted by our amended and restated certificate of incorporation, including, but not limited to, certain transfers effected for estate planning purposes.

Each outstanding share of Class B common stock shall automatically convert into one share of our Class A common stock following the earliest to occur of (i) the date specified by the holders of two-thirds of the then outstanding shares of Class B common stock, voting as a separate series, or in the affirmative written election executed by the holders of two-thirds of the then outstanding shares of Class B common stock; (ii) 5:00 p.m. Eastern Time on the date that is ten years after the closing date of the initial sale of shares of Class A common stock in our initial public offering; (iii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the closing date of the initial sale of shares of Class A common stock in our initial public offering that (A) Sanjay Beri is both no longer providing services to us as an officer, employee, or consultant and is no longer a member of our board of directors as a result of his voluntary resignation or as a result of his request or agreement not to be renominated as a director or (B) Mr. Beri's employment with us is terminated for Cause (as defined in our amended and restated certificate of incorporation); and (iv) the date that is twelve months following the death or Disability (as defined in our amended and restated certificate of incorporation) of Mr. Beri, which period may be extended for up to 18 months upon the approval of a majority of the independent directors then in office (the "Final Conversion Date"). Following the conversion of all outstanding shares of our Class B common stock into Class A common stock, no further shares of our Class B common stock will be issued or reissued.

Conversion of Class C Common Stock

After the conversion or exchange of all outstanding shares of our Class B common stock into shares of Class A common stock, each outstanding share of Class C common stock shall automatically convert into one share of Class A common stock, on the date or time specified by the holders of a majority of the outstanding shares of Class A common stock, voting as a separate series.

Preferred Stock

Our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued preferred stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by our stockholders (except that the approval of holders of two-thirds of the outstanding shares of our Class B common stock voting as a separate series will be required to authorize, or issue, any shares (other than Class B common stock) having the right to more than one vote per share). These powers, rights, and preferences could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. No shares of our preferred stock are outstanding.

Voting Agreement

Mr. Beri is party to a voting agreement with one of our co-founders. This voting agreement covers 2.1% of the voting power of our outstanding capital stock and covers any shares acquired by such stockholder in the future. We are not a party to this voting agreement. Under this voting agreement, the proxyholder, Mr. Beri, has the authority (and irrevocable proxy) to direct the vote and vote these shares at his discretion on all matters to be voted upon by stockholders.

Shares subject to the voting agreement will no longer be subject to the provisions of the voting agreement if they are transferred, assigned, pledged, or otherwise disposed of, except for permitted transfers under the amended and restated certificate of incorporation. The voting agreement will terminate on the express written consent of the proxyholder, the date on which the Final Conversion Date occurs or the date on which the stockholder or the stockholder's permitted transferees ceases to own any of the shares subject to the voting agreement.

Registration Rights

Under our amended and restated investors' rights agreement, certain holders of our common stock or their transferees have the right to require us to register the offer and sale of their shares, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

Certain holders of our common stock are entitled to certain demand registration rights. At any time beginning six months after the effective date of the registration statement filed in connection with our initial public offering, the holders of at least 30% of the shares having registration rights then outstanding can request that we file a registration statement on Form S‑1 to register the offer and sale of their shares, the aggregate proceeds of which (after deduction for underwriter's discounts and expenses related to the issuance) must exceed $30 million. We are only obligated to effect two such registrations. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to us to effect such a demand registration, then we have the right to defer such registration, not more than once in any 12‑month period, for a period of not more than 120 days.

Form S‑3 Registration Rights

Certain holders of our common stock are entitled to certain Form S‑3 registration rights. At any time when we are eligible to file a registration statement on Form S‑3, the holders of at least 20% of the shares having these registration rights then outstanding can request that we register the offer and sale of their shares of our common stock on a registration statement on Form S‑3 so long as the request covers securities the anticipated aggregate public offering price of which, net of certain selling expenses, is at least $3 million. We are obligated to effect up to two such registrations in a given 12 month period. These Form S‑3 registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to us to effect such a registration, then we have the right to defer such registration, not more than once in any 12‑month period, for a period of not more than 120 days.

Piggyback Registration Rights

Certain holders of our common stock are entitled to certain "piggyback" registration rights. If we propose to register the offer and sale of our common stock under the Securities Act, all holders of these shares then outstanding can request that we include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration relating to any employee benefit, incentive or similar plan, (2) a registration relating to a transaction covered by Rule 145 promulgated under the Securities Act, (3) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities or (4) a registration in which the only stock being registered is common stock issuable upon conversion of debt securities also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Expenses of Registration

We will pay the registration expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders of the shares to be offered and sold pursuant to the registrations described above, including the reasonable fees and disbursements of one counsel chosen by the holders of the shares included in such registrations not to exceed $30,000 for each registration.

Termination

The registration rights terminate upon the earliest of (1) as to a given holder of registration rights, when such holder of registration rights can sell all of such holder's registrable securities without limitation in a 90-day period pursuant to Rule 144 promulgated under the Securities Act and (2) the date that is five years after the closing of our initial public offering.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a "business combination" (as defined in Section 203 of the DGCL) with any "interested stockholder" (defined in Section 203 of the DGCL generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers of such corporation and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;
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any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;
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subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;
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any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder, subject to certain exceptions; and
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary, subject to certain exceptions.

These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions

Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management, including the following:

Multi-Class Common Stock

Our amended and restated certificate of incorporation provides for a multi-class common stock structure, which provides holders of our Class B common stock significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Separate Class B Vote for Certain Actions

Until the Final Conversion Date, our Class B common stock has the right to vote as a separate series on certain actions that affects the rights of our Class B common stock. See the section above titled "Common Stock—Voting Rights."

Board of Directors Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws provide that only our board of directors may fill vacant directorships or other unfilled board seats, subject to the rights of the holders of preferred stock. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority of the authorized number of directors, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the newly created seats with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is classified into three classes of directors with staggered three-year terms who are only able to be removed from office for cause. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders, except for the rights of the holders of the Class B common stock to vote separately as a series as specifically set forth in our amended and restated certificate of incorporation and the rights of the holders of any series of preferred stock. As a result, a holder controlling a majority of the voting power of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated certificate of incorporation and amended and restated bylaws. Our amended and restated certificate of incorporation and amended and restated bylaws further provide that, subject to the terms of any series of preferred stock, special meetings of our stockholders may be called only by a majority of the authorized number of directors, the chair of our board of directors, our chief executive officer, or our president, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of the voting power of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.

Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders or any special meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder's notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at meetings of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Issuance of Undesignated Preferred Stock

Our board of directors has the authority, without further action by our stockholders (except that the approval of holders of two-thirds of the outstanding shares of our Class B common stock voting as a separate series will be required to authorize, or issue, any shares (other than Class B common stock) having the right to more than one vote per share), to issue up to 300,000,000 shares of undesignated preferred stock with rights, powers, and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Amendment of Certain Charter and Bylaws Provisions

Any amendment of the above provisions in our amended and restated certificate of incorporation will require approval by holders of at least two-thirds of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. See also above under "Separate Class B Vote for Certain Actions." Our amended and restated bylaws also provide that the affirmative vote of the holders of at least two-thirds of the total voting power of our outstanding voting securities, voting together as a single class, is required for stockholders to alter, amend, repeal, or adopt any provision of our bylaws.

Exclusive Forum

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or (4) any action asserting a claim that is governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for, as to each of (1) through (4) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination). Nothing in our amended and restated bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court, subject to applicable law. Our amended and restated bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States are the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder against any person in connection with any offering of our securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant. Any person or entity purchasing, holding, or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these bylaw provisions. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law or the Securities Act, as applicable, for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors, officers, and employees even though an action, if successful, might benefit our stockholders. If a court were to find any of the forum selection provisions contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows, and prospects and result in a diversion of the time and resources of our employees, management and board of directors.

Indemnification

Our amended and restated bylaws provide that, subject to certain exceptions, we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to, and do, carry directors' and officers' insurance providing coverage for our directors, certain officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Director and Officer Exculpation

Our amended and restated certificate of incorporation eliminates personal liability of our directors and officers for monetary damages for breach of fiduciary duty as a director or officer of the Company, to the fullest extent permitted by Delaware law. The limitation on liability of directors and officers in our amended and restated certificate of incorporation and indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar's address is 150 Royall Street, Canton, Massachusetts 02021.

Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol "NTSK."